Exhibit 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

July 5, 2007

RSB BondCo LLC
c/o Constellation Energy Group, Inc.
750 E. Pratt Street
Baltimore, Maryland 21202

Re:	RSB BondCo LLC

Ladies and Gentlemen:

We have acted as special Delaware counsel for RSB BondCo LLC, a Delaware limited liability company (the "Company"), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)           The Certificate of Formation of the Company, dated March 8, 2007, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on March 8, 2007;

(b)           The Amended and Restated Certificate of Formation of the Company, dated as of April 9, 2007 (the "Certificate"), as filed in the office of the Secretary of State on April 10, 2007;

(c)           The Limited Liability Company Agreement of the Company, dated as of May 2, 2007, entered into entered into by Baltimore Gas and Electric Company, a Maryland corporation ("BGE"), as the sole member (the "Member");

(d)           The Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 29, 2007 (the "LLC Agreement"), entered into by the Member and acknowledged and agreed to by the Independent Managers named therein;

(e)           The Management Agreement, dated June 29, 2007, entered into by each Manager of the Company, including the Independent Managers;

RSB BondCo LLC
July 5, 2007

(f)           Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3, as filed by the Company and BGE with the Securities and Exchange Commission on June 14, 2007 (the "Registration Statement"), relating to the Company's Rate Stabilization Bonds (the "Bonds");

(g)           The Prospectus, dated June 15, 2007 (the "Base Prospectus"), as supplemented by the Prospectus Supplement, dated June 22, 2007 (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus"), relating to the Bonds;

(h)           The Current Report on Form 8-K, as proposed to be filed by the Company and BGE with the Securities and Exchange Commission on or about July 5, 2007 (the "Current Report"), relating to the Bonds;

(i)           The Indenture, including Appendix A thereto, dated as of June 29, 2007 (the "Indenture"), between the Company and Deutsche Bank Trust Company Americas, as indenture trustee (the "Indenture Trustee"), and a Series Supplement, dated as of June 29, 2007, between the Company and the Indenture Trustee;

(j)           A form of Rate Stabilization Bond, attached as an exhibit to the Indenture; and

(k)           A Certificate of Good Standing for the Company, dated July 5, 2007, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement or, if not defined therein, in the Indenture.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (k) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (k) above) that is referred to in or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied as to factual matters solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

RSB BondCo LLC
July 5, 2007

For purposes of this opinion, we have assumed (i) that the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, dissolution and termination of, the Company, and that the LLC Agreement and the Certificate are in full force and effect and have not been amended and no amendment of the LLC Agreement or the Certificate is pending or has been proposed, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (v) except to the extent provided in paragraph 3 below, that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents.  We have not participated in the preparation of the Registration Statement, the Prospectus or the Current Report and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.           The Company has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C.§ 18-101, et seq. (the "Act").

2.           Under the Act and the LLC Agreement, the Company has all necessary limited liability company power and authority to execute and deliver the Indenture and to issue the Bonds, and to perform its obligations under the Indenture and the Bonds.

3.           Under the Act and the LLC Agreement, the execution and delivery by the Company of the Indenture and the Bonds, and the performance by the Company of its obligations under the Indenture and the Bonds, have been duly authorized by all necessary limited liability company action on the part of the Company.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Current Report.  In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Base Prospectus and the Prospectus Supplement.  In giving the foregoing consents, we do not thereby admit that we come within the category of

RSB BondCo LLC
July 5, 2007

Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                Very truly yours,

                /s/ Richards, Layton & Finger, P.A.

BJK/JDS